UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                  FORM 11-K


      [X]           ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

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                    For the Fiscal Year Ended May 31, 1998

                       Commission file number: 0-25442


                         WILMINGTON TRUST CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


       Delaware                                         51-0328154
      ----------------                                 ----------------
      (State or other                                  (I.R.S. Employer
      jurisdiction of                                   Identification
      incorporation                                         Number)
      or organization)



                             Rodney Square North
                           1100 North Market Street
                          Wilmington, DE 19890-0001
                   ----------------------------------------
                   (Address of Principal Executive Offices)


                                 (302) 651-1000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                      1996 Employee Stock Purchase Plan
                      ---------------------------------
                             (Full title of plan)

1.    The  1996  Employee   Stock   Purchase  Plan  affords  staff  members  the
      opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.    a.   The written  consent of  accountants  with  respect to the  financial statements for the 1996 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

      b. The financial statements required to be filed for the 1996 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.





































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


                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1996 Employee Stock Purchase Plan, have signed this Form 11-K as of August 27, 1998.


                              /s/ David R. Gibson         (SEAL)
                              ---------------------------
                              David R. Gibson


                              /s/ Robert J. Christian     (SEAL)
                              ---------------------------
                              Robert J. Christian


                              /s/ Howard K. Cohen         (SEAL)
                              ---------------------------
                              Howard K. Cohen


                              /s/ Thomas P. Collins       (SEAL)
                              ---------------------------
                              Thomas P. Collins


                              /s/ Michael A. DiGregorio   (SEAL)
                              ---------------------------
                              Michael A. DiGregorio


                              /s/ William J. Farrell, II  (SEAL)
                              ---------------------------
                              William J. Farrell, II


                              /s/ Joseph M. Jacobs, Jr.   (SEAL)
                              ---------------------------
                              Joseph M. Jacobs, Jr.


                              /s/ P.M. Snyder, Jr.        (SEAL)
                              ---------------------------
                              P.M. Snyder, Jr.


                              /s/ Kermit B. Wooden        (SEAL)
                              ---------------------------
                              Kermit B. Wooden


                              /s/ Catharine Z. Ford       (SEAL)
                              ---------------------------
                              Catharine Z. Ford




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


                                EXHIBIT INDEX

Exhibit Number                     Exhibit                     Page Number
--------------                     -------                     -----------



       99.1                Consent of independent auditor            4



       99.2                Financial statements                      6







































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